P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Katie Bailey
April 23, 2024		Chief Financial Officer and Treasurer
(740) 376-7138

PEOPLES BANCORP INC. ANNOUNCES FIRST QUARTER 2024 RESULTS
_____________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) today announced results for the quarter ended March 31, 2024. Net income totaled $29.6 million for the first quarter of 2024, representing earnings per diluted common share of $0.84. In comparison, Peoples reported net income of $33.8 million, representing earnings per diluted common share of $0.96, for the fourth quarter of 2023 and net income of $26.6 million representing earnings per diluted common share of $0.94, for the first quarter of 2023.
"Our first quarter performance built upon our foundation from 2023, as our diversified mix of revenue sources continued to be a strength. We see most segments of our business thriving as the demand for commercial and industrial loans and leasing remains strong," said Tyler Wilcox, President and Chief Executive Officer. "We increased our dividend this morning, for the ninth consecutive year, and are focused on shareholder return."
Statement of Operations Highlights:
•Net interest income for the first quarter of 2024 declined 2%, compared to the linked quarter, driven by lower accretion income.
◦Net interest margin decreased to 4.27% for the first quarter of 2024, compared to 4.44% for the linked quarter driven by lower accretion income and excess cash retained during the quarter.
•Peoples recorded a provision for credit losses of $6.1 million for the first quarter of 2024, compared to a provision for credit losses of $1.3 million for the fourth quarter of 2023.
◦The provision for credit losses negatively impacted earnings per diluted common share by $0.14 for the first quarter of 2024 and $0.03 for the fourth quarter of 2023.
◦Annualized net charge-offs were 0.22% of average total loans and are returning to pre-pandemic levels.
•Total non-interest income, excluding net gains and losses, decreased $0.2 million, or 1%, for the first quarter of 2024 compared to the linked quarter.
•Total non-interest expense for the first quarter of 2024 increased $0.8 million, or 1%, compared to the linked quarter.
◦The increase in total non-interest expense compared to the linked quarter was primarily attributable to an increase in salaries and employee benefit costs due to anticipated annual expenses that occur in the first quarter of each year.
◦The efficiency ratio for the first quarter of 2024 was 58.0%, compared to 56.0% for the linked quarter.
Balance Sheet Highlights:
•Period-end total loan and lease balances at March 31, 2024 increased $43.6 million, or 3% annualized, compared to at December 31, 2023.
◦The increase was driven by growth in (i) commercial real estate loans, (ii) commercial and industrial loans, and (iii) premium finance loans.
•Asset quality metrics remained stable during the first quarter of 2024.
◦Delinquency trends and the annualized net charge-off rate improved compared to December 31, 2023.
◦Criticized and classified loans both increased and were driven by the downgrades of commercial and industrial relationships.
•Period-end total deposit balances at March 31, 2024 increased $174.3 million, or 2%, compared to at December 31, 2023, primarily driven by increases in retail certificate of deposit accounts.

◦Total loan balances were 85% of total deposit balances at March 31, 2024 and 86% at December 31, 2023.
Completion of the Limestone Merger:
As of close of business on April 30, 2023, Peoples completed its previously announced merger with Limestone Bancorp, Inc. (“Limestone”), a bank holding company headquartered in Louisville, Kentucky, and the parent company of Limestone Bank, pursuant to a definitive Agreement and Plan of Merger (the “Merger Agreement”) dated October 24, 2022. Under the terms of the Merger Agreement, Limestone merged with and into Peoples, and immediately thereafter Limestone Bank merged with and into Peoples’ wholly-owned subsidiary, Peoples Bank (collectively, the "Limestone Merger"), in a transaction valued at $177.9 million. Peoples recorded acquisition-related expenses, primarily related to the Limestone Merger, which included $(0.1) million, $1.3 million, and $0.6 million in other non-interest expense, for the three months ended March 31, 2024, December 31, 2023, and March 31, 2023, respectively.

Net Interest Income
Net interest income was $86.6 million for the first quarter of 2024, a decrease of $1.7 million, or 2%, compared to the linked quarter. Net interest margin was 4.27% for the first quarter of 2024, compared to 4.44% for the linked quarter. The decreases in net interest income and net interest margin were primarily driven by a decrease in accretion income, net of amortization, from our acquisitions. The linked quarter was impacted by a true-up of $1.4 million to the preliminary Limestone-related accretion, which added to net interest income for that quarter. The small remaining decline in net interest margin, compared to the linked quarter, was mostly due to excess cash on-hand during the quarter for liquidity purposes.
Net interest income for the first quarter of 2024 increased $13.8 million, or 19%, compared to the first quarter of 2023. The increase in net interest income compared to the first quarter of 2023 was driven by increases in market interest rates, the Limestone Merger, and organic growth. Net interest margin decreased 26 basis points when compared to the first quarter of 2023, driven primarily by an increase in interest expense on deposits.
Accretion income, net of amortization expense, from acquisitions was $6.6 million for the first quarter of 2024, $9.0 million for the fourth quarter of 2023 and $2.0 million for the first quarter of 2023, which added 32 basis points, 45 basis points and 13 basis points, respectively, to net interest margin. The decrease in accretion income for the first quarter of 2024 when compared to the linked quarter was primarily driven by a fourth quarter 2023 true-up to the preliminary Limestone-related accretion. The increase in accretion income for the current quarter compared to the first quarter of 2023 was a result of the accretion from the Limestone Merger.
Provision for Credit Losses:
The provision for credit losses was $6.1 million for the first quarter of 2024, compared to $1.3 million for the linked quarter and $1.9 million for the first quarter of 2023. The increase in the provision for credit losses for the first quarter of 2024 compared to the linked quarter was primarily due to (i) a deterioration in macro-economic conditions used within the current expected credit loss ("CECL") model, (ii) an increase of reserves on individually analyzed loans and (iii) loan growth. The provision for credit losses for the fourth quarter of 2023 was largely attributable to higher net charge-offs, offset by an improvement of macro-economic conditions and the release of reserves on individually analyzed loans. The increase in the provision for credit losses for the first quarter of 2024 compared to the first quarter of 2023, was driven by loan growth and an increase in charge-offs, partially offset by a release of reserves on individually analyzed loans..
The provision for credit losses recorded represents the amount needed to maintain the appropriate level of the allowance for credit losses based on management’s quarterly estimates. The provision for credit losses negatively impacted earnings per diluted common share by $0.14 for the first quarter of 2024, $0.03 for the fourth quarter of 2023, and $0.05 for the first quarter of 2023.
Net charge-offs for the first quarter of 2024 were $3.3 million, or 0.22% annualized, of average total loans, compared to $3.5 million, or 0.23% annualized, of average total loans, for the linked quarter and $1.5 million, or 0.13% annualized, of average total loans, for the first quarter of 2023. For additional information on credit trends and the allowance for credit losses, see the "Asset Quality" section below.
Net Gains and Losses:
Net gains and losses include gains and losses on investment securities, asset disposals and other transactions, which are included in total non-interest income on the Consolidated Statements of Income. The net loss for the first quarter of 2024 was $0.3 million, compared to a net loss of $2.2 million for each of the linked quarter and the first quarter of 2023. The net loss for the first quarter of 2024 was due to $0.3 million of net losses on repossessed assets. The net loss for the linked quarter was primarily due to the sales of $36.5 million of lower yielding available-for-sale investment securities for a pre-tax loss of $1.7 million. The first quarter of 2023 net loss was due to $2.0 million of pre-tax net losses on the sale of available-for-sale investment securities.

Total Non-interest Income, Excluding Net Gains and Losses:
Total non-interest income, excluding net gains and losses, for the first quarter of 2024 decreased $0.2 million compared to the linked quarter. The decrease in non-interest income, excluding net gains and losses, was primarily impacted by decreases of $1.6 million and $0.8 million in lease income and electronic banking income, respectively. The decrease in lease income was due to a large lease buyout in the fourth quarter of 2023, while the decrease in electronic banking income was due to a decline in customer activity. Partially offsetting the decreases was a $2.2 million increase in insurance income due to seasonal performance-based commissions being paid in the first quarter of each year. Total non-interest income, excluding net gains and losses, for the first quarter of 2024 was 23% of total revenue (defined as net interest income plus total non-interest income excluding net gains and losses).
Compared to the first quarter of 2023, total non-interest income, excluding net gains and losses, increased $4.9 million, primarily due to (i) a $1.1 million increase in insurance income, (ii) a $1.0 million increase in other non-interest income, (iii) a $0.8 million increase in bank owned life insurance income, (iv) a $0.7 million increase in deposit account service charges, and (v) a $0.6 million increase in electronic banking income. Insurance income increased due to higher contingency income, new business, and market increases for premiums. Bank owned life insurance increased due to a $0.5 million death benefit related to the cash surrender value of the underlying policy in the first quarter of 2024 and additional income from policies acquired in the Limestone Merger. The other increases for the first quarter of 2024, when compared to the first quarter of 2023, were primarily due to the additional customers brought in from the Limestone Merger.
Total Non-interest Expense:
Total non-interest expenses for the first quarter ended March 31, 2024, were impacted by anticipated annual expenses that occur in the first quarter of each year including annual merit increases, stock-based compensation expenses attributable to retirement-eligible employees, and health savings account ("HSA") contributions. Total non-interest expense for the prior periods were impacted by the Limestone Merger and acquisition-related non-interest expenses.
The table below summarizes the amount of acquisition-related expenses for each line item that is a component of non-interest expense. Acquisition-related expenses are considered a non-core non-interest expense by Peoples. This information is used by Peoples to provide information useful to investors in understanding Peoples' operating performance and trends.

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
(Dollars in thousands)	(Unaudited)	(Unaudited)	(Unaudited)
Non-interest expense:
Salaries and employee benefit costs	$38,893	$37,370	$32,028
Data processing and software expense	5,769	6,029	4,562
Net occupancy and equipment expense	6,283	5,532	4,955
Professional fees	2,967	3,266	2,881
Amortization of other intangible assets	2,788	3,271	1,871
Electronic banking expense	1,781	1,991	1,491
Marketing expense	1,056	1,463	930
FDIC insurance premiums	1,186	1,260	801
Franchise tax expense	881	862	1,034
Communication expense	799	745	613
Other loan expenses	1,076	726	739
Other non-interest expense	4,986	5,174	4,574
Total non-interest expense	68,465	67,689	56,479
Acquisition-related non-interest expense:
Salaries and employee benefit costs	16	119	21
Data processing and software expense	(18)	560	—
Net occupancy and equipment expense	—	78	9
Professional fees	(38)	530	291
Electronic banking expense	(100)	—	—
Marketing expense	10	20	10
Other loan expenses	—	1	—
Other non-interest expense	46	(32)	220
Total acquisition-related non-interest expense	(84)	1,276	551
Non-interest expense excluding acquisition-related expense:
Salaries and employee benefit costs	38,877	37,251	32,007
Data processing and software expense	5,787	5,469	4,562
Net occupancy and equipment expense	6,283	5,454	4,946
Professional fees	3,005	2,736	2,590
Amortization of other intangible assets	2,788	3,271	1,871
Electronic banking expense	1,881	1,991	1,491
Marketing expense	1,046	1,443	920
FDIC insurance premiums	1,186	1,260	801
Franchise tax expense	881	862	1,034
Communication expense	799	745	613
Other loan expenses	1,076	725	739
Other non-interest expense	4,940	5,206	4,354
Total non-interest expense excluding acquisition-related expense	$68,549	$66,413	$55,928

Total non-interest expense increased $0.8 million, or 1%, for the first quarter of 2024, compared to the linked quarter. Excluding acquisition-related expense, total non-interest expense increased $2.1 million, or 3%, primarily due to an increase of $1.6 million in salaries and employee benefit costs. The increase in salaries and employee benefits was due to anticipated annual expenses that occur in the first quarter of each year including annual merit increases, stock-based compensation expenses attributable to retirement-eligible employees and health savings account ("HSA") contributions.

Compared to the first quarter of 2023, total non-interest expense increased $12.0 million, or 21%. Excluding acquisition-related expenses, non-interest expenses increased $12.6 million, or 23%, primarily due to increases of $6.9 million in salaries and employee benefits costs due to additional employees added in the Limestone Merger and $1.3 million and $1.2 million in net occupancy and equipment expense and data processing and software expense, respectively, due to the recent growth, including through acquisitions.
The efficiency ratio for the first quarter of 2024 was 58.0%, compared to 56.0% for the linked quarter and 57.8% for the first quarter of 2023. The efficiency ratio increased compared to the linked quarter mainly as the result of an increase of interest expense on deposits. The efficiency ratio compared to the prior year quarter was relatively flat. The efficiency ratio, adjusted for non-core items, was 58.1% for the first quarter of 2024, compared to 54.9% for the linked quarter, and 57.2% for the first quarter of 2023. Peoples continues to focus on controlling expenses, while recognizing necessary costs in order to continue growing the business.
Income Tax Expense:
Peoples recorded income tax expense of $8.3 million with an effective tax rate of 21.8% for the first quarter of 2024, compared to income tax expense of $9.7 million with an effective tax rate of 22.3% for the linked quarter and income tax expense of $7.0 million with an effective tax rate of 21.0% for the first quarter of 2023. The decrease in income tax expense when compared to the fourth quarter of 2023 was primarily due to lower pre-tax income.
Investment Securities and Liquidity:
Peoples' investment portfolio primarily consists of available-for-sale investment securities reported at fair value and held-to-maturity investment securities reported at amortized cost. The available-for-sale investment securities balance at March 31, 2024 increased $68.1 million when compared to at December 31, 2023, and increased $67.0 million when compared to at March 31, 2023. The increase in the balance when compared to at December 31, 2023, was primarily driven by purchases of higher yielding government sponsored agency securities, which were used to collateralize certain government deposits. The increase in the balance when compared to at March 31, 2023, was due to available-for-sale securities acquired in the Limestone Merger, partially offset by the sale of lower-yielding available-for-sale securities. The balances of unrealized losses, net of tax, on available-for-sale investment securities recognized within accumulated other comprehensive loss were $111.8 million, $104.2 million, and $112.7 million at March 31, 2024, at December 31, 2023, and at March 31, 2023, respectively.
The held-to-maturity investment securities balance at March 31, 2024 decreased $4.2 million and $14.6 million when compared to at December 31, 2023, and at March 31, 2023, respectively. The decreases when compared to prior periods were driven by principal payment reductions. The balances of net unrealized losses on held-to-maturity investment securities were $77.4 million, $71.6 million, and $69.9 million at March 31, 2024, at December 31, 2023, and at March 31, 2023, respectively.
The effective duration of the investment portfolio as of March 31, 2024 was estimated to be 5.41 years. The duration of Peoples’ investments is managed as part of its Asset Liability Management program, and has the potential to impact both liquidity and capital, as mismatches in duration may require a liquidation of investment securities at market prices to meet funding needs. These assets are one component of Peoples' liquidity profile.
Peoples maintains a number of liquid and liquefiable assets, borrowing capacity, and other sources of liquidity to ensure the availability of funds. At March 31, 2024, Peoples had liquid and liquefiable assets totaling $632.6 million, which included (i) cash and cash equivalents, (ii) unpledged government and agency investment securities and (iii) unpledged non-agency investment securities that could be liquidated. At March 31, 2024, Peoples had a borrowing capacity of $798.4 million available through the Federal Home Loan Bank (“FHLB”), the Federal Reserve Bank ("FRB"), and federal funds. Additionally at March 31, 2024, Peoples had other contingent sources of liquidity totaling $2.4 billion.
Loans and Leases:
The period-end total loan and lease balances at March 31, 2024 increased $43.6 million, or 3% annualized, compared to at December 31, 2023. The increase in the period-end total loan and lease balances was primarily driven by increases of (i) $46.8 million in other commercial real estate loans, (ii) $35.8 million in premium finance loans, and (iii) $29.6 million in commercial and industrial loans, partially offset by reductions of (i) $49.3 million in construction loans, (ii) $16.2 million in indirect consumer loans, and (iii) $15.2 million in direct consumer loans.
The period-end total loan and lease balances at March 31, 2024 increased $1.4 billion compared to at March 31, 2023, primarily due to the Limestone Merger. Excluding the loans acquired in the Limestone Merger, the period-end loan and lease balance increased $499.3 million, or 10%, driven by increases of $198.1 million, $100.6 million, $80.7 million, $68.1 million, $37.3 million, and $23.5 million in other commercial real estate loans, commercial and industrial loans, premium finance loans, leases, construction loans, and home equity lines of credit, respectively.

Quarterly average total loan balances increased $73.0 million compared to the linked quarter. The increase in average total loan balances when compared to the linked quarter was primarily the result of growth of (i) $61.4 million in other commercial real estate loans (ii) $58.3 million in commercial and industrial loans, and (iii) $20.5 million in premium finance loans, partially offset by reductions of $47.7 million in construction loans, $15.8 million in indirect consumer loans and $13.2 million in consumer direct loans.
Compared to the first quarter of 2023, quarterly average loan balances in the current quarter increased $1.5 billion, or 31%. The increase was driven by loans acquired in the Limestone Merger, and to lesser extents, organic growth in other commercial real estate loans, commercial and industrial loans, premium finance loans, and leases.
Asset Quality:
Overall, asset quality remained relatively stable through the first quarter of 2024. Delinquency trends remained stable as loans considered current comprised 98.7%, 98.6%, and 99.0% of the loan portfolio at March 31, 2024, December 31, 2023, and March 31, 2023, respectively. Total nonperforming assets at March 31, 2024 increased $6.9 million, or 18%, compared to at December 31, 2023, and increased $3.5 million, or 8%, compared to at March 31, 2023. The increase in nonperforming assets compared to the linked quarter was primarily due to an increase in the balance of nonaccrual loans. The increase in nonperforming assets compared to at March 31, 2023, was impacted by the increase of loans past due and accruing. Nonperforming assets as a percent of total loans and OREO was 0.74% at March 31, 2024, compared to 0.64% at December 31, 2023, and 0.90% at March 31, 2023.
Criticized loans, which are those categorized as special mention, substandard or doubtful, increased $21.3 million, or 9%, compared to at December 31, 2023, and increased $57.8 million, or 29%, compared to at March 31, 2023. As a percent of total loans, criticized loans were 4.14% at March 31, 2024, compared to 3.82% at December 31, 2023, and 4.18% at March 31, 2023. The increase in the amount of criticized loans compared to at December 31, 2023 was primarily driven by downgrades of commercial and industrial loans. Compared to March 31, 2023, the increase in the amount of criticized loans was primarily driven by the acquisition of criticized loans in the Limestone Merger.
Classified loans, which are those categorized as substandard or doubtful, increased $27.5 million, or 23%, compared to at December 31, 2023, and increased $54.4 million, or 58%, compared to at March 31, 2023. As a percent of total loans, classified loans were 2.38% at March 31, 2024, compared to 1.95% at December 31, 2023, and 1.96% at March 31, 2023. The increase in classified loans compared to at December 31, 2023, was driven by two downgrades in the commercial portfolio. The increase in classified loans when compared to at March 31, 2023, was primarily driven by the acquisition of classified loans in the Limestone Merger.
Annualized net charge-offs were 0.22% of average total loans for the first quarter of 2024, compared to 0.23% for the linked quarter, and 0.13% for the first quarter of 2023. The decrease relative to the linked quarter was driven by a decrease in charge-offs on leases and commercial and industrial loans, partially offset by a decrease in recoveries on other commercial real estate loans. The increase in net charge-offs during the first quarter of 2024 versus the prior year first quarter was primarily attributable to an increase in charge-offs on (i) leases, (ii) indirect consumer loans, (iii) commercial industrial loans, and (iv) other commercial real estate loans, partially offset by an increase in recoveries on leases during the first quarter of 2024.
At March 31, 2024, the allowance for credit losses increased $2.8 million when compared to at December 31, 2023, and increased $11.5 million when compared to at March 31, 2023. The increase in the allowance for credit losses at March 31, 2024 when compared to December 31, 2023 was primarily due to (i) a deterioration of macro-economic conditions used within the CECL model, (ii) an increase of reserves on individually analyzed loans and (iii) loan growth. The increase in the allowance balance at March 31, 2024 when compared to March 31, 2023 was driven by (i) the provision for the loans acquired in the Limestone Merger, (ii) loan growth and (iii) an increase in charge-offs, partially offset by a release of reserves on individually analyzed loans. The ratio of the allowance for credit losses as a percent of total loans was 1.05% at March 31, 2024, compared to 1.01% at December 31, 2023, and 1.12% at March 31, 2023.
Deposits:
As of March 31, 2024, period-end total deposits increased $174.3 million, or 2%, compared to at December 31, 2023. The increase was primarily driven by increases of $237.0 million in retail certificates of deposit, $98.5 million in governmental deposit accounts, and $84.5 million in money market deposit accounts, partially offset by reductions of (i) $99.3 million in non-interest bearing deposit accounts, (ii) $92.0 million in brokered certificates of deposit, (iii) $36.6 million in interest-bearing demand deposit accounts, and (iv) $17.8 million in savings accounts. The increase in retail certificates of deposits was due to current specials being offered, while the increase in governmental deposit accounts was due to the seasonality of the balances, which are typically higher in the first quarter.
Compared to March 31, 2023, period-end deposit balances increased $1.5 billion, or 27%. The increase was primarily driven by deposits acquired in the Limestone Merger. Excluding Limestone deposit balances, total deposits at March 31, 2024 increased $784.8 million, or 14%, compared to at March 31, 2023, primarily due to increases of $956.9 million in retail certificates of deposit, $210.3 million in brokered certificates of deposit, and $191.2 million in money market deposit accounts, partially offset by decreases of $270.9 million, $191.8 million, and $158.4 million in non-interest bearing deposits, savings accounts, and interest-bearing demand deposit accounts, respectively.
The percentages of retail deposit balances and commercial deposit balances of the total deposit balance at March 31, 2024 were 76% and 24%, respectively, compared to 80% and 20%, respectively, at December 31, 2023, and 75% and 25%, respectively, at March 31, 2023.
Uninsured deposits were 32%, 31%, and 32% of total deposits at March 31, 2024, at December 31, 2023, and at March 31, 2023, respectively. Uninsured amounts are estimated based on the portion of customer account balances that exceeded the FDIC limit of $250,000. Peoples pledges investment securities against certain governmental deposit accounts, which collateralized $865.6 million, or 42%, $788.7 million, or 40%, and $698.9 million, or 40% of the uninsured deposit balances at March 31, 2024, at December 31, 2023, and at March 31, 2023, respectively.
Average deposit balances during the first quarter of 2024 increased $147.9 million when compared to the linked quarter, and increased $1.5 billion, or 26%, when compared to the first quarter of 2023. The increase in average deposit balances compared to the linked quarter was driven by increases of $246.0 million in retail certificates of deposits, and $33.3 million in money market deposit accounts, partially offset by decreases of $36.8 million in interest-bearing demand accounts and $33.8 million in savings accounts. Total demand deposit accounts comprised 35%, 38% and 46% of total deposits at March 31, 2024, at December 31, 2023 and at March 31, 2023, respectively.
Stockholders' Equity:
Total stockholders' equity at March 31, 2024 increased $8.5 million, or 1%, compared to at December 31, 2023. This change was primarily driven by net income of $29.6 million during the quarter, partially offset by dividends paid of $13.7 million and a $7.4 million increase in accumulated other comprehensive loss. The change in accumulated other comprehensive loss was the result of the changes in the market value of available-for-sale investment securities during the period.
Total stockholders' equity at March 31, 2024 increased $242.5 million, or 30%, compared to at March 31, 2023, which was due to (i) the issuance of 6.8 million common shares (valued at $177.9 million) in the Limestone Merger, (ii) net income of $116.4 million in the last twelve months, and (iii) a decrease in other comprehensive loss of $2.0 million, partially offset by dividends paid of $55.1 million and share repurchases of $6.0 million.
At March 31, 2024, the tier 1 risk-based capital ratio was 12.50%, compared to 12.37% at December 31, 2023, and 12.49% at March 31, 2023. The common equity tier 1 risk-based capital ratio was 11.69% at March 31, 2024, compared to 11.56% at December 31, 2023, and 12.22% at March 31, 2023. The total risk-based capital ratio was 13.41% at March 31, 2024, compared to 13.17% at December 31, 2023, and 13.35% at March 31, 2023. Peoples adopted the five-year transition to phase in the impact of the adoption of CECL on regulatory capital ratios. Compared to at December 31, 2023, these ratios improved due to net income during the first quarter of 2024, partially offset by dividends paid. When compared to at March 31, 2023, the tier 1 risk-based capital and the total risk-based capital ratios improved due to higher net income, partially offset by the impact of the Limestone Merger and dividends paid.
At March 31, 2024, book value per common share and tangible book value per common share, which excludes goodwill and other intangible assets, were $29.93 and $18.39, respectively, compared to $29.83 and $18.16, respectively, at December 31, 2023, and $28.77 and $17.37, respectively, at March 31, 2023. The ratio of total stockholders' equity to total assets decreased 4 basis points when compared to December 31, 2023. The tangible equity to tangible assets ratio, which excludes goodwill and other intangible assets, increased 4 basis points when compared to at December 31, 2023. Compared to at March 31, 2023, the total stockholders' equity to total assets ratio increased from 11.21% to 11.46%, and the tangible equity to tangible assets ratio increased from 7.08% to 7.37%. The ratios increased compared to at March 31, 2023, primarily due to net income over the last twelve months.

Peoples Bancorp Inc. ("Peoples", Nasdaq: PEBO) is a diversified financial services holding company and makes available a complete line of banking, trust and investment, insurance and premium financing solutions through its subsidiaries. Headquartered in Marietta, Ohio since 1902, Peoples has established a heritage of financial stability, growth and community impact. Peoples had $9.3 billion in total assets as of March 31, 2024, and 152 locations, including 133 full-service bank branches in Ohio, West Virginia, Kentucky, Virginia, Washington D.C., and Maryland. Peoples' vision is to be the Best Community Bank in America.
Peoples is a member of the Russell 3000 index of United States ("U.S.") publicly-traded companies. Peoples offers services through Peoples Bank (which includes the divisions of Peoples Investment Services, Peoples Premium Finance and North Star Leasing), Peoples Insurance Agency, LLC, and Vantage Financial, LLC.

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss first quarter 2024 results of operations on April 23, 2024, at 11:00 a.m., Eastern Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (866) 890-9285. A simultaneous webcast of the conference call audio will be available online via the "Investor Relations" section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the "Investor Relations" section for one year.

Use of Non-US GAAP Financial Measures:
This news release contains financial information and performance measures determined by methods other than those in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). Management uses these "non-US GAAP" financial measures in its analysis of Peoples' performance and the efficiency of its operations. Management believes that these non-US GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers. These disclosures should not be viewed as substitutes for financial measures determined in accordance with US GAAP, nor are they necessarily comparable to non-US GAAP performance measures that may be presented by other companies. Below is a listing of the non-US GAAP financial measures used in this news release:
◦Core non-interest expense is a non-US GAAP financial measure since it excludes the impact of acquisition-related expenses.
◦The efficiency ratio is calculated as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income, excluding net gains and losses. This ratio is a non-US GAAP financial measure since it excludes amortization of other intangible assets and all gains and losses included in earnings, and uses fully tax-equivalent net interest income.
◦The efficiency ratio adjusted for non-core items is calculated as core non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income, excluding net gains and losses. This ratio is a non-US GAAP financial measure since it excludes the impact of acquisition-related expenses and the amortization of other intangible assets and all gains and losses included in earnings, and uses fully tax-equivalent net interest income.
◦Tangible assets, tangible equity, the tangible equity to tangible assets ratio and tangible book value per common share are non-US GAAP financial measures since they exclude the impact of goodwill and other intangible assets acquired through acquisitions on both total stockholders' equity and total assets.
◦Total non-interest income, excluding net gains and losses, is a non-US GAAP financial measure since it excludes all gains and losses included in earnings.
◦Pre-provision net revenue is defined as net interest income plus total non-interest income, excluding net gains and losses, minus total non-interest expense. This measure is a non-US GAAP financial measure since it excludes the provision for (recovery of) credit losses and all gains and losses included in net income.
◦Return on average assets adjusted for non-core items is calculated as annualized net income (less the after-tax impact of all gains and losses and acquisition-related expenses divided by average assets. This measure is a non-US GAAP financial measure since it excludes the after-tax impact of all gains and losses and acquisition-related expenses.
◦Return on average tangible equity is calculated as annualized net income (less the after-tax impact of amortization of other intangible assets) divided by average tangible equity. This measure is a non-US GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from net income and the impact of average goodwill and other average intangible assets acquired through acquisitions on average stockholders' equity.
A reconciliation of these non-US GAAP financial measures to the most directly comparable US GAAP financial measures is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."

Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as "anticipate," "estimate," "may," "feel," "expect," "believe," "plan," "will," "will likely," "would," "should," "could," "project," "goal," "target," "potential," "seek," "intend," "continue," "remain," and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to:
(1)the effects of interest rate policies, changes in the interest rate environment due to economic conditions and/or the fiscal and monetary policy measures undertaken by the U.S. government and the Federal Reserve Board, including changes in the Federal Funds Target Rate, in response to such economic conditions, which may adversely impact interest rates, the interest rate yield curve, interest margins, loan demand and interest rate sensitivity;
(2)the effects of inflationary pressures and the impact of rising interest rates on borrowers’ liquidity and ability to repay;
(3)the success, impact, and timing of the implementation of Peoples' business strategies and Peoples' ability to manage strategic initiatives, including the ongoing increasing interest rate policies of the Federal Reserve Board, the completion and successful integration of acquisitions, including the Limestone Merger that closed in April 2023, and the expansion of commercial and consumer lending activities;
(4)competitive pressures among financial institutions, or from non-financial institutions, which may increase significantly, including product and pricing pressures, which can in turn impact Peoples' credit spreads, changes to third-party relationships and revenues, changes in the manner of providing services, customer acquisition and retention pressures, and Peoples' ability to attract, develop and retain qualified professionals;
(5)uncertainty regarding the nature, timing, cost, and effect of legislative or regulatory changes or actions, or deposit insurance premium levels, promulgated and to be promulgated by governmental and regulatory agencies in the State of Ohio, the Federal Deposit Insurance Corporation, the Federal Reserve Board and the Consumer Financial Protection Bureau, which may subject Peoples, its subsidiaries, or acquired companies to a variety of new and more stringent legal and regulatory requirements;
(6)the effects of easing restrictions on participants in the financial services industry;
(7)current and future local, regional, national and international economic conditions (including the impact of persistent inflation, supply chain issues or labor shortages, supply-demand imbalances affecting local real estate prices, high unemployment rates in the local or regional economies in which Peoples operates and/or the U.S. economy generally, an increasing federal government budget deficit, the failure of the federal government to raise the federal debt ceiling, potential or imposed tariffs, a U.S. withdrawal from or significant renegotiation of trade agreements, trade wars and other changes in trade regulations, and changes in the relationship of the U.S. and U.S. global trading partners) and the impact these conditions may have on Peoples, Peoples' customers and Peoples' counterparties, and Peoples' assessment of the impact, which may be different than anticipated;

(8)Peoples may issue equity securities in connection with future acquisitions, which could cause ownership and economic dilution to Peoples' current shareholders;
(9)changes in prepayment speeds, loan originations, levels of nonperforming assets, delinquent loans, charge-offs, and customer and other counterparties' performance and creditworthiness generally, which may be less favorable than expected in light of recent inflationary pressures and continued elevated interest rates, and may adversely impact the amount of interest income generated;
(10)Peoples may have more credit risk and higher credit losses to the extent there are loan concentrations by location or industry of borrowers or collateral;
(11)future credit quality and performance, including expectations regarding future credit losses and the allowance for credit losses;

(12)changes in accounting standards, policies, estimates or procedures may adversely affect Peoples' reported financial condition or results of operations;
(13)the impact of assumptions, estimates and inputs used within models, which may vary materially from actual outcomes, including under the CECL model;
(14)adverse changes in the conditions and trends in the financial markets, including recent inflationary pressures, which may adversely affect the fair value of securities within Peoples' investment portfolio, the interest rate sensitivity of Peoples' consolidated balance sheet, and the income generated by Peoples' trust and investment activities;
(15)the volatility from quarter to quarter of mortgage banking income, whether due to interest rates, demand, the fair value of mortgage loans, or other factors;
(16)Peoples' ability to receive dividends from Peoples' subsidiaries;
(17)Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity;
(18)the impact of larger or similar-sized financial institutions encountering problems, such as the closures in 2023 of Silicon Valley Bank in California, Signature Bank in New York and First Republic Bank in California, which may adversely affect the banking industry and/or Peoples' business generation and retention, funding and liquidity, including Peoples’ continued ability to grow deposits or maintain adequate deposit levels, and may further result in potential increased regulatory requirements, increased reputational risk and potential impacts to macroeconomic conditions;

(19)Peoples' ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks, including those of Peoples' third-party vendors and other service providers, which may prove inadequate, and could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss;
(20)any misappropriation of the confidential information which Peoples possesses could have an adverse impact on Peoples' business and could result in regulatory actions, litigation and other adverse effects;
(21)Peoples' ability to anticipate and respond to technological changes, and Peoples' reliance on, and the potential failure of, a number of third-party vendors to perform as expected, including Peoples' primary core banking system provider, which can impact Peoples' ability to respond to customer needs and meet competitive demands;
(22)operational issues stemming from and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems on which Peoples and Peoples' subsidiaries are highly dependent;
(23)changes in consumer spending, borrowing and saving habits, whether due to changes in retail distribution strategies, consumer preferences and behavior, changes in business and economic conditions, legislative or regulatory initiatives, or other factors, which may be different than anticipated;
(24)the adequacy of Peoples' internal controls and risk management program in the event of changes in strategic, reputational, market, economic, operational, cybersecurity, compliance, legal, asset/liability repricing, liquidity, credit and interest rate risks associated with Peoples' business;
(25)the impact on Peoples' businesses, personnel, facilities or systems of losses related to acts of fraud, theft, misappropriation or violence;
(26)the impact on Peoples' businesses, as well as on the risks described above, of various domestic or international widespread natural or other disasters, pandemics, cybersecurity attacks, system failures, civil unrest, military or terrorist activities or international conflicts (including Russia’s war in Ukraine and the ongoing conflicts in the Middle East);
(27)the potential further deterioration of the U.S. economy due to financial, political or other shocks;
(28)the potential influence on the U.S. financial markets and economy from the effects of climate change, including any enhanced regulatory, compliance, credit and reputational risks and costs;
(29)the impact on Peoples' businesses and operating results of any costs associated with obtaining rights in intellectual property claimed by others and adequately protecting Peoples' intellectual property;
(30)risks and uncertainties associated with Peoples' entry into new geographic markets and risks resulting from Peoples' inexperience in these new geographic markets;

(31)Peoples' ability to integrate the Limestone Merger, which may be unsuccessful, or may be more difficult, time-consuming or costly than expected;
(32)the risk that expected revenue synergies and cost savings from the Limestone Merger may not be fully realized or realized within the expected time frame;
(33)changes in laws or regulations imposed by Peoples' regulators impacting Peoples' capital actions, including dividend payments and share repurchases;
(34)the vulnerability of Peoples' network and online banking portals, and the systems of parties with whom Peoples contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches;
(35)Peoples' business may be adversely affected by increased political and regulatory scrutiny of corporate environmental, social and governance ("ESG") practices;
(36)the effect of a fall in stock market prices on the asset and wealth management business; and
(37)other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (the "SEC"), including those risk factors included in the disclosures under the heading "ITEM 1A. RISK FACTORS" of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2023. Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website - www.peoplesbancorp.com under the “Investor Relations” section.
As required by U.S. GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its March 31, 2024 consolidated financial statements as part of its Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

PER COMMON SHARE DATA AND SELECTED RATIOS (Unaudited)

	At or For the Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
PER COMMON SHARE:
Earnings per common share:
Basic	$0.85	$0.97	$0.95
Diluted	0.84	0.96	0.94
Cash dividends declared per common share	0.39	0.39	0.38
Book value per common share (a)	29.93	29.83	28.77
Tangible book value per common share (a)(b)	18.39	18.16	17.37
Closing price of common shares at end of period	$29.61	$33.76	$25.75

SELECTED RATIOS:
Return on average stockholders' equity (c)	11.30%	13.39%	13.44%
Return on average tangible equity (c)(d)	19.91%	24.45%	23.89%
Return on average assets (c)	1.32%	1.52%	1.49%
Return on average assets adjusted for non-core items (c)(e)	1.33%	1.64%	1.61%
Efficiency ratio (f)(i)	58.04%	55.95%	57.78%
Efficiency ratio adjusted for non-core items (g)(i)	58.11%	54.85%	57.19%
Pre-provision net revenue to total average assets (c)(h)	1.97%	2.11%	2.11%
Net interest margin (c)(i)	4.27%	4.44%	4.53%
Dividend payout ratio (j)	46.46%	41.75%	40.38%
(a)Data presented as of the end of the period indicated.
(b)Tangible book value per common share represents a non-US GAAP financial measure since it excludes the balance sheet impact of goodwill and other intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(c)Ratios are presented on an annualized basis.
(d)Return on average tangible equity represents a non-US GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from net income and it excludes the balance sheet impact of average goodwill and other intangible assets acquired through acquisitions on average stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(e)Return on average assets adjusted for non-core items represents a non-US GAAP financial measure since it excludes the after-tax impact of all gains and losses and acquisition-related expenses. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(f)The efficiency ratio is defined as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income (excluding all gains and losses). This ratio represents a non-US GAAP financial measure since it excludes amortization of other intangible assets, and all gains and losses included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(g)The efficiency ratio adjusted for non-core items is defined as core non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income (excluding all gains and losses). This ratio represents a non-US GAAP financial measure since it excludes the impact of acquisition-related expenses and all gains and losses included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(h)Pre-provision net revenue is defined as net interest income plus total non-interest income (excluding all gains and losses) minus total non-interest expense. This measure represents a non-US GAAP financial measure since it excludes the provision for (recovery of) credit losses and all gains and losses included in net income. This measure is a key metric used by federal bank regulatory agencies in their evaluation of capital adequacy for financial institutions. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(i)Information presented on a fully tax-equivalent basis, using a 23.2% blended corporate income tax rate at March 31, 2024 and a 23.3% blended corporate income tax rate at December 31, 2023 and at March 31, 2023.
(j)This ratio is calculated based on dividends declared during the period divided by net income for the period.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)
Total interest income	$127,593	$125,244	$84,149
Total interest expense	40,953	36,875	11,271
Net interest income	86,640	88,369	72,878
Provision for credit losses	6,102	1,285	1,853
Net interest income after provision for credit losses	80,538	87,084	71,025

Non-interest income:
Insurance income	6,498	4,337	5,425
Electronic banking income	6,046	6,835	5,443
Trust and investment income	4,599	4,374	4,084
Deposit account service charges	4,223	4,490	3,523
Bank owned life insurance income	1,500	1,227	707
Lease income	1,236	2,822	1,077
Mortgage banking income	321	338	314
Net loss on investment securities	(1)	(1,592)	(1,935)
Net loss on asset disposals and other transactions	(341)	(619)	(246)
Other non-interest income	1,698	1,922	668
Total non-interest income	25,779	24,134	19,060

Non-interest expense:
Salaries and employee benefit costs	38,893	37,370	32,028
Net occupancy and equipment expense	6,283	5,532	4,955
Data processing and software expense	5,769	6,029	4,562
Professional fees	2,967	3,266	2,881
Amortization of other intangible assets	2,788	3,271	1,871
Electronic banking expense	1,781	1,991	1,491
FDIC insurance expense	1,186	1,260	801
Other loan expenses	1,076	726	739
Marketing expense	1,056	1,463	930
Franchise tax expense	881	862	1,034
Communication expense	799	745	613
Other non-interest expense	4,986	5,174	4,574
Total non-interest expense	68,465	67,689	56,479
Income before income taxes	37,852	43,529	33,606
Income tax expense	8,268	9,704	7,046
Net income	$29,584	$33,825	$26,560

CONSOLIDATED STATEMENTS OF INCOME (Cont.)
	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)
PER COMMON SHARE DATA:
Net income available to common shareholders	$29,584	$33,825	$26,560
Less: Dividends paid on unvested common shares	143	143	102
Less: Undistributed loss allocated to unvested common shares	64	79	34
Net earnings allocated to common shareholders	$29,377	$33,603	$26,424

Weighted-average common shares outstanding	34,740,349	34,794,313	27,891,760
Effect of potentially dilutive common shares	311,461	295,512	130,119
Total weighted-average diluted common shares outstanding	35,051,810	35,089,825	28,021,879

Earnings per common share – basic	$0.85	$0.97	$0.95
Earnings per common share – diluted	$0.84	$0.96	$0.94
Cash dividends declared per common share	$0.39	$0.39	$0.38

Weighted-average common shares outstanding – basic	34,740,349	34,794,313	27,891,760
Weighted-average common shares outstanding – diluted	35,051,810	35,089,825	28,021,879
Common shares outstanding at the end of period	35,486,234	35,314,745	28,488,158

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2024	2023
(Dollars in thousands)	(Unaudited)
Assets
Cash and cash equivalents:
Cash and due from banks	$103,784	$111,680
Interest-bearing deposits in other banks	325,936	315,042
Total cash and cash equivalents	429,720	426,722
Available-for-sale investment securities, at fair value (amortized cost of
$1,262,319 at March 31, 2024 and $1,184,288 at December 31, 2023) (a)	1,116,466	1,048,322
Held-to-maturity investment securities, at amortized cost (fair value of
$602,112 at March 31, 2024 and $612,022 at December 31, 2023) (a)	679,506	683,657
Other investment securities, at cost	62,939	63,421
Total investment securities (a)	1,858,911	1,795,400
Loans and leases, net of deferred fees and costs (b)	6,202,827	6,159,196
Allowance for credit losses	(64,822)	(62,011)
Net loans and leases	6,138,005	6,097,185
Loans held for sale	3,030	1,866
Bank premises and equipment, net of accumulated depreciation	107,258	103,856
Bank owned life insurance	141,568	140,554
Goodwill	362,169	362,169
Other intangible assets	47,116	50,003
Other assets	182,997	179,627
Total assets	$9,270,774	$9,157,382
Liabilities
Deposits:
Non-interest-bearing	$1,468,363	$1,567,649
Interest-bearing	5,858,193	5,584,648
Total deposits	7,326,556	7,152,297
Short-term borrowings	513,496	601,121
Long-term borrowings	236,283	216,241
Accrued expenses and other liabilities	132,437	134,189
Total liabilities	$8,208,772	$8,103,848

Stockholders' Equity
Preferred shares, no par value, 50,000 shares authorized, no shares issued at March 31, 2024 and December 31, 2023	—	—
Common shares, no par value, 50,000,000 shares authorized, 36,747,787 shares issued at March 31, 2024 and 36,736,041 shares issued at December 31, 2023, including shares in treasury	861,925	865,227
Retained earnings	343,076	327,237
Accumulated other comprehensive loss, net of deferred income taxes	(108,940)	(101,590)
Treasury stock, at cost, 1,355,337 common shares at March 31, 2024 and 1,511,348 common shares at December 31, 2023	(34,059)	(37,340)
Total stockholders' equity	1,062,002	1,053,534
Total liabilities and stockholders' equity	$9,270,774	$9,157,382

(a)Available-for-sale investment securities and held-to-maturity investment securities are presented net of allowance for credit losses of $0 and $238, respectively, as of March 31, 2024 and $0 and $238, respectively, as of December 31, 2023.
(b)Also referred to throughout this document as "total loans" and "loans held for investment."

SELECTED FINANCIAL INFORMATION (Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2024	2023	2023	2023	2023
Loan Portfolio
Construction	$314,687	$364,019	$374,016	$418,741	$232,296
Commercial real estate, other	2,243,780	2,196,957	2,189,984	2,071,514	1,481,062
Commercial and industrial	1,214,615	1,184,986	1,128,809	1,160,310	891,139
Premium finance	238,962	203,177	189,251	162,357	158,263
Leases	422,694	414,060	402,635	377,791	354,641
Residential real estate	781,888	791,095	791,965	791,442	712,602
Home equity lines of credit	221,079	208,675	203,940	199,221	174,383
Consumer, indirect	650,228	666,472	668,371	654,371	647,177
Consumer, direct	113,588	128,769	134,562	138,019	107,406
Deposit account overdrafts	1,306	986	857	830	749
Total loans and leases	$6,202,827	$6,159,196	$6,084,390	$5,974,596	$4,759,718
Total acquired loans and leases (a)	$1,757,169	$1,825,129	$1,925,554	$2,032,505	$1,024,739
Total originated loans and leases	$4,445,658	$4,334,067	$4,158,836	$3,942,091	$3,734,979
Deposit Balances
Non-interest-bearing deposits (b)	$1,468,363	$1,567,649	$1,569,095	$1,682,634	$1,555,064
Interest-bearing deposits:
Interest-bearing demand accounts (b)	1,107,712	1,144,357	1,181,079	1,225,646	1,085,169
Retail certificates of deposit	1,680,413	1,443,417	1,198,733	950,783	622,091
Money market deposit accounts	859,961	775,488	730,902	718,633	579,106
Governmental deposit accounts	825,170	726,713	761,625	705,596	649,303
Savings accounts	901,493	919,244	987,170	1,116,622	1,024,638
Brokered deposits	483,444	575,429	608,914	559,955	273,156
Total interest-bearing deposits	$5,858,193	$5,584,648	$5,468,423	$5,277,235	$4,233,463
Total deposits	$7,326,556	$7,152,297	$7,037,518	$6,959,869	$5,788,527
Total demand deposits (b)	$2,576,075	$2,712,006	$2,750,174	$2,908,280	$2,640,233
Asset Quality
Nonperforming assets (NPAs):
Loans 90+ days past due and accruing	$7,662	$6,716	$9,117	$5,924	$4,014
Nonaccrual loans	31,361	25,477	26,187	28,796	29,980
Total nonperforming loans (NPLs) (f)	39,023	32,193	35,304	34,720	33,994
Other real estate owned (OREO)	7,238	7,174	7,174	7,166	8,778
Total NPAs	$46,261	$39,367	$42,478	$41,886	$42,772
Criticized loans (c)	$256,565	$235,239	$213,156	$219,885	$198,812
Classified loans (d)	147,518	120,027	124,836	110,972	93,168
Allowance for credit losses as a percent of NPLs (f)	166.11%	194.38%	178.23%	176.30%	156.80%
NPLs as a percent of total loans (f)	0.63%	0.52%	0.58%	0.58%	0.71%
NPAs as a percent of total assets (f)	0.50%	0.43%	0.48%	0.48%	0.58%
NPAs as a percent of total loans and OREO (f)	0.74%	0.64%	0.70%	0.70%	0.90%
Criticized loans as a percent of total loans (c)	4.14%	3.82%	3.50%	3.68%	4.18%
Classified loans as a percent of total loans (d)	2.38%	1.95%	2.05%	1.86%	1.96%
Allowance for credit losses as a percent of total loans	1.05%	1.01%	1.03%	1.02%	1.12%
Total demand deposits as a percent of total deposits (b)	35.16%	37.92%	39.08%	41.79%	45.61%
Capital Information (e)(g)(i)
Common equity tier 1 capital ratio (h)	11.69%	11.56%	11.57%	11.36%	12.22%
Tier 1 risk-based capital ratio	12.50%	12.37%	12.31%	12.10%	12.49%
Total risk-based capital ratio (tier 1 and tier 2)	13.41%	13.17%	13.14%	12.92%	13.35%
Leverage ratio	9.43%	9.48%	9.34%	9.64%	9.02%
Common equity tier 1 capital	$780,236	$766,691	$752,728	$728,892	$624,292
Tier 1 capital	834,308	820,495	801,010	776,753	638,116
Total capital (tier 1 and tier 2)	894,881	873,225	855,054	828,910	682,477
Total risk-weighted assets	$6,674,594	$6,630,945	$6,505,779	$6,417,511	$5,110,318
Total stockholders' equity to total assets	11.46%	11.50%	11.11%	11.37%	11.21%
Tangible equity to tangible assets (j)	7.37%	7.33%	6.85%	7.00%	7.08%

(a)Includes all loans and leases acquired and purchased in 2012 and thereafter.
(b)The sum of non-interest-bearing deposits and interest-bearing demand accounts is considered total demand deposits.
(c)Includes loans categorized as special mention, substandard, or doubtful.
(d)Includes loans categorized as substandard or doubtful.
(e)Data presented as of the end of the period indicated.
(f)Nonperforming loans include loans 90+ days past due and accruing, renegotiated loans and nonaccrual loans. Nonperforming assets include nonperforming loans and OREO.
(g)March 31, 2024 data based on preliminary analysis and subject to revision.
(h)Peoples' capital conservation buffer was 5.60% at March 31, 2024, 5.38% at December 31, 2023, 5.14% at September 30, 2023, 4.92% at June 30, 2023, and 5.35% at March 31, 2023, compared to required capital conservation buffer of 2.50%
(i)Peoples has adopted the five-year transition to phase in the impact of the adoption of CECL on regulatory capital ratios.
(j)This ratio represents a non-US GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."

PROVISION FOR (RECOVERY OF) CREDIT LOSSES INFORMATION

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
(Dollars in thousands)	(Unaudited)	(Unaudited)	(Unaudited)
Provision for credit losses
Provision for credit losses	$5,834	$1,048	$1,673
Provision for checking account overdrafts	268	237	180
Total provision for credit losses	$6,102	$1,285	$1,853

Net Charge-Offs
Gross charge-offs	$3,874	$4,750	$1,855
Recoveries	554	1,261	311
Net charge-offs	$3,320	$3,489	$1,544

Net Charge-Offs (Recoveries) by Type
Construction	$—	$—	$9
Commercial real estate, other	$128	(529)	6
Commercial and industrial	228	542	1
Premium finance	46	43	14
Leases	1,058	1,994	389
Residential real estate	(3)	(47)	12
Home equity lines of credit	(7)	3	19
Consumer, indirect	1,390	1,104	850
Consumer, direct	217	130	89
Deposit account overdrafts	263	249	155
Total net charge-offs	$3,320	$3,489	$1,544

As a percent of average total loans (annualized)	0.22%	0.23%	0.13%

SUPPLEMENTAL INFORMATION (Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2024	2023	2023	2023	2023

Trust assets under administration and management	$2,061,402	$2,021,249	$1,900,488	$1,931,789	$1,803,887
Brokerage assets under administration and management	1,530,954	1,473,814	1,364,372	1,379,309	1,318,300
Mortgage loans serviced for others	348,937	356,784	366,996	375,882	384,005
Employees (full-time equivalent)	1,498	1,478	1,482	1,500	1,286

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME (Unaudited)

	Three Months Ended
	March 31, 2024			December 31, 2023			March 31, 2023
(Dollars in thousands)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$142,381	$1,922	5.44%	$58,037	$901	6.16%	$35,223	$388	4.47%
Investment securities (a)(b)	1,832,599	15,275	3.33%	1,768,033	14,309	3.24%	1,788,254	12,347	2.76%
Loans (b)(c):
Construction	339,448	6,404	7.48%	387,147	7,396	7.48%	239,492	3,963	6.62%
Commercial real estate, other	2,076,219	37,242	7.12%	2,014,824	38,076	7.39%	1,333,062	19,794	5.94%
Commercial and industrial	1,203,196	23,521	7.75%	1,144,857	22,728	7.77%	877,391	14,610	6.66%
Premium finance	210,405	4,564	8.60%	189,882	3,781	7.79%	147,895	2,150	5.81%
Leases	409,870	12,067	11.68%	400,258	11,505	11.25%	342,583	9,643	11.26%
Residential real estate (d)	930,989	11,322	4.86%	941,102	11,233	4.77%	839,822	9,717	4.63%
Home equity lines of credit	216,743	4,297	8.00%	206,847	4,088	7.84%	176,327	2,966	6.82%
Consumer, indirect	656,244	9,281	5.70%	672,042	9,316	5.50%	640,359	7,231	4.58%
Consumer, direct	124,091	2,098	6.82%	137,258	2,325	6.72%	108,488	1,739	6.50%
Total loans	6,167,205	110,796	7.15%	6,094,217	110,448	7.12%	4,705,419	71,813	6.12%
Allowance for credit losses	(61,236)			(62,241)			(52,669)
Net loans	6,105,969			6,031,976			4,652,750
Total earning assets	8,080,949	127,993	6.31%	7,858,046	125,658	6.30%	6,476,227	84,548	5.23%

Goodwill and other intangible assets	410,719			411,616			325,545
Other assets	529,983			556,993			420,692
Total assets	$9,021,651			$8,826,655			$7,222,464

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$905,713	$226	0.10%	$939,549	$228	0.10%	$1,044,392	$136	0.05%
Governmental deposit accounts	763,899	5,084	2.68%	750,030	4,844	2.56%	637,959	1,066	0.68%
Interest-bearing demand accounts	1,109,033	452	0.16%	1,145,841	373	0.13%	1,103,966	180	0.07%
Money market deposit accounts	784,759	4,888	2.51%	751,503	4,212	2.22%	583,574	825	0.57%
Retail certificates of deposit	1,582,426	15,900	4.05%	1,336,440	12,079	3.59%	576,645	1,750	1.23%
Brokered deposits (e)	568,996	6,753	4.79%	575,203	7,865	5.42%	224,325	1,704	3.08%
Total interest-bearing deposits	5,714,826	33,303	2.35%	5,498,566	29,601	2.14%	4,170,861	5,661	0.55%
Short-term borrowings (e)	388,830	4,184	4.32%	421,216	4,781	4.51%	471,426	4,457	3.83%
Long-term borrowings	230,274	3,466	6.04%	186,265	2,493	5.34%	98,477	1,153	4.69%
Total borrowed funds	619,104	7,650	4.93%	607,481	7,274	4.76%	569,903	5,610	3.98%
Total interest-bearing liabilities	6,333,930	40,953	2.60%	6,106,047	36,875	2.40%	4,740,764	11,271	0.96%

Non-interest-bearing deposits	1,501,738			1,570,110			1,556,636
Other liabilities	133,202			147,983			123,599
Total liabilities	7,968,870			7,824,140			6,420,999
Stockholders’ equity	1,052,781			1,002,515			801,465
Total liabilities and stockholders' equity	$9,021,651			$8,826,655			$7,222,464

Net interest income/spread (b)		$87,040	3.71%		$88,783	3.90%		$73,277	4.27%
Net interest margin (b)			4.27%			4.44%			4.53%

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME (Unaudited) -- (Continued)

(a)Average balances are based on carrying value.
(b)Interest income and yields are presented on a fully tax-equivalent basis, using a blended corporate income tax rate of 23.2% for the three months ended March 31, 2024, and 23.3% for the three months ended December 31, 2023 and March 31, 2023.
(c)Average balances include nonaccrual and impaired loans. Interest income includes interest earned and received on nonaccrual loans prior to the loans being placed on nonaccrual status. Loan fees included in interest income were immaterial for all periods presented.
(d)Loans held for sale are included in the average loan balance listed. Related interest income on loans originated for sale prior to the loan being sold is included in loan interest income.
(e)Interest related to interest rate swap transactions is included, as appropriate to the transaction, in interest expense on short-term FHLB advances and interest expense on brokered deposits for the periods presented in which FHLB advances and brokered deposits were being utilized.

NON-US GAAP FINANCIAL MEASURES (Unaudited)
The following non-US GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. The following tables summarize the non-US GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2024	2023	2023

Core non-interest expense:
Total non-interest expense	$68,465	$67,689	$56,479
Less: acquisition-related expenses	(84)	1,276	551
Core non-interest expense	$68,549	$66,413	$55,928

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2024	2023	2023

Efficiency ratio:
Total non-interest expense	$68,465	$67,689	$56,479
Less: amortization of other intangible assets	2,788	3,271	1,871
Adjusted total non-interest expense	65,677	64,418	54,608

Total non-interest income	25,779	24,134	19,060
Less: net loss on investment securities	(1)	(1,592)	(1,935)
Less: net loss on asset disposals and other transactions	(341)	(619)	(246)
Total non-interest income, excluding net gains and losses	26,121	26,345	21,241

Net interest income	86,640	88,369	72,878
Add: fully tax-equivalent adjustment (a)	400	414	399
Net interest income on a fully tax-equivalent basis	87,040	88,783	73,277

Adjusted revenue	$113,161	$115,128	$94,518

Efficiency ratio	58.04%	55.95%	57.78%

Efficiency ratio adjusted for non-core items:
Core non-interest expense	$68,549	$66,413	$55,928
Less: amortization of other intangible assets	2,788	3,271	1,871
Adjusted core non-interest expense	65,761	63,142	54,057

Adjusted revenue	$113,161	$115,128	$94,518

Efficiency ratio adjusted for non-core items	58.11%	54.85%	57.19%

(a) Tax effect is calculated using a 23.2% blended corporate income tax rate at March 31, 2024 and a 23.3% blended corporate income tax rate at December 31, 2023 and at March 31, 2023.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	At or For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2024	2023	2023	2023	2023

Tangible equity:
Total stockholders' equity	$1,062,002	$1,053,534	$993,219	$998,907	$819,543
Less: goodwill and other intangible assets	409,285	412,172	408,494	413,172	324,562
Tangible equity	$652,717	$641,362	$584,725	$585,735	$494,981

Tangible assets:
Total assets	$9,270,774	$9,157,382	$8,942,534	$8,786,635	$7,311,520
Less: goodwill and other intangible assets	409,285	412,172	408,494	413,172	324,562
Tangible assets	$8,861,489	$8,745,210	$8,534,040	$8,373,463	$6,986,958

Tangible book value per common share:
Tangible equity	$652,717	$641,362	$584,725	$585,735	$494,981
Common shares outstanding	35,486,234	35,314,745	35,395,990	35,374,916	28,488,158

Tangible book value per common share	$18.39	$18.16	$16.52	$16.56	$17.37

Tangible equity to tangible assets ratio:
Tangible equity	$652,717	$641,362	$584,725	$585,735	$494,981
Tangible assets	$8,861,489	$8,745,210	$8,534,040	$8,373,463	$6,986,958

Tangible equity to tangible assets	7.37%	7.33%	6.85%	7.00%	7.08%

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2024	2023	2023

Pre-provision net revenue:
Income before income taxes	$37,852	$43,529	$33,606
Add: provision for credit losses	6,102	1,285	1,853
Add: loss on OREO	—	—	10
Add: loss on investment securities	1	1,592	1,935
Add: loss on other assets	309	586	229
Add: loss on other transactions	32	33	7
Pre-provision net revenue	$44,296	$47,025	$37,640

Total average assets	9,021,651	8,826,655	7,222,464

Pre-provision net revenue to total average assets (annualized)	1.97%	2.11%	2.11%
Weighted-average common shares outstanding – diluted	35,051,810	35,089,825	28,021,879
Pre-provision net revenue per common share – diluted	$1.26	$1.34	$1.34

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2024	2023	2023

Annualized net income adjusted for non-core items:
Net income	$29,584	$33,825	$26,560
Add: net loss on investment securities	1	1,592	1,935
Less: tax effect of net loss on investment securities (a)	—	334	406
Add: net loss on asset disposals and other transactions	341	619	246
Less: tax effect of net loss on asset disposals and other transactions (a)	72	130	52
Add: acquisition-related expenses	(84)	1,276	551
Less: tax effect of acquisition-related expenses (a)	(18)	268	116
Net income adjusted for non-core items	$29,788	$36,580	$28,718

Days in the period	91	92	90
Days in the year	366	365	365
Annualized net income	$118,986	$134,197	$107,716
Annualized net income adjusted for non-core items	$119,807	$145,127	$116,467
Return on average assets:
Annualized net income	$118,986	$134,197	$107,716
Total average assets	$9,021,651	$8,826,655	$7,222,464
Return on average assets	1.32%	1.52%	1.49%
Return on average assets adjusted for non-core items:
Annualized net income adjusted for non-core items	$119,807	$145,127	$116,467
Total average assets	$9,021,651	$8,826,655	$7,222,464
Return on average assets adjusted for non-core items	1.33%	1.64%	1.61%
(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	For the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2024	2023	2023

Annualized net income excluding amortization of other intangible assets:
Net income	$29,584	$33,825	$26,560
Add: amortization of other intangible assets	2,788	3,271	1,871
Less: tax effect of amortization of other intangible assets (a)	585	687	393
Net income excluding amortization of other intangible assets	$31,787	$36,409	$28,038

Days in the period	91	92	90
Days in the year	366	365	365
Annualized net income	$118,986	$134,197	$107,716
Annualized net income excluding amortization of other intangible assets	$127,847	$144,449	$113,710

Average tangible equity:
Total average stockholders' equity	$1,052,781	$1,002,515	$801,465
Less: average goodwill and other intangible assets	410,719	411,616	325,545
Average tangible equity	$642,062	$590,899	$475,920

Return on average stockholders' equity ratio:
Annualized net income	$118,986	$134,197	$107,716
Average stockholders' equity	$1,052,781	$1,002,515	$801,465

Return on average stockholders' equity	11.30%	13.39%	13.44%

Return on average tangible equity ratio:
Annualized net income excluding amortization of other intangible assets	$127,847	$144,449	$113,710
Average tangible equity	$642,062	$590,899	$475,920

Return on average tangible equity	19.91%	24.45%	23.89%

(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

END OF RELEASE